Exhibit 99.1

December 5, 2017

Dear Partner:

Energy 11, L.P. (the “Partnership” or “Energy 11”) remains busy as the year draws to a close. Average market oil prices per barrel increased approximately 7% in the third quarter of 2017, as compared to the same period of 2016, helping us produce $9.7 million of revenue, $1.3 million of net income and $5.4 million of EBITDAX1 in the three months ended September 30, 2017. In October and November 2017, we elected to participate in the drilling and completion of six new wells. We anticipate these wells to be completed in late 2017 or the first quarter of 2018. Four of the wells will be drilled and operated by Oasis Petroleum, Inc. (NYSE: OAS), and the Partnership will have an estimated approximate 7-9% non-operated working interest in these four wells. The other two wells will be drilled and operated by Whiting Petroleum Corporation (NYSE: WLL) (“Whiting”). The Partnership will have an estimated approximate 29% non-operated working interest in these two wells. Whiting operates substantially all of the Partnership’s assets, which currently consist of a 26-27% non-operated working interest in 216 producing wells and 253 future development locations in the Sanish field located in Mountrail County, North Dakota. In total, capital expenditures for the drilling and completion of the six wells discussed above are estimated to be approximately $7.0 million. New production, coupled with recent improvements in energy commodity prices, is expected to enhance the Partnership’s operating performance as early as the first quarter of 2018.

Because fluctuations in energy commodity prices have been and are expected to continue to be volatile, cash management can be challenging. The Partnership continually pursues options to mitigate the volatility risk and allow us to capitalize on opportunities that can increase future cash flow. In November 2017, the Partnership entered into a secured credit facility with an initial commitment amount of $20 million, with the option to increase the borrowing capacity up to $75 million with lender approval. The credit facility, subject to certain exceptions, bears a variable interest rate of the London Inter-Bank Offered Rate (LIBOR) plus a margin ranging from 2.50% to 3.50%, depending upon the Partnership’s borrowing base utilization. The credit facility matures in November 2019. Proceeds from this credit facility were used to pay off the outstanding balance due to the seller of our last acquisition in March, while also providing additional liquidity for capital investments, including the drilling and completion of the six wells described above, and other corporate working capital requirements. We will continue to evaluate drilling opportunities as they are presented.

Through October 31, 2017, the Partnership has made distributions of $3.06 per common unit to those who have been limited partners since our initial closing, or a total of approximately $32 million. In connection with the capital expenditure needs to participate in the drilling activities discussed above, the

1 EBITDAX is defined as Earnings before Interest, Income Taxes, Depreciation, Depletion, Amortization and Exploration Expenses

Board of Directors of Energy 11 GP, LLC (“General Partner”) approved an adjustment to the annualized distribution rate from $1.40 per common unit, or an annualized return of seven percent based on the liquidation preference of a limited partner’s net investment amount of $20.00 per common unit, to $1.20 per common unit, or an annualized return of six percent. The new distribution rate was effective with the November 29, 2017 distribution. While our goal is to maintain a relatively stable distribution rate over the life of our program, the General Partner continuously monitors our distributions in conjunction with our projected cash requirements for operations, capital expenditures and debt service. The adjustment allowed us to obtain the credit facility and will provide the opportunity to participate, when appropriate, in additional drilling opportunities. The $0.20 per common unit difference between the current distribution rate of $1.20 per common unit and the $1.40 per common unit will be accrued and is required to be paid before final Payout occurs as defined in the Partnership’s prospectus.

For the nine-month period ending September 30, 2017, Energy 11 achieved net income of approximately $5.9 million and EBITDAX of approximately $17.7 million and paid distributions of approximately $18.6 million. The financial tables below provide additional financial information for the Partnership for the three- and nine-month periods ended September 30, 2017.

We believe our recent transactions have enhanced our ability to achieve our goal of increasing partner value over the long term while providing monthly distributions.  We will continue to look for opportunities to improve our assets while maintaining a conservative balance sheet over the long term. If you have questions regarding the status of your investment, please contact your Investment Counselor at David Lerner Associates, Inc. We also encourage you to review all of the Partnership’s filings with the Securities and Exchange Commission (“SEC”), which are available online at www.energyeleven.com or www.sec.gov.

Sincerely,
Glade M. Knight
Chairman and Chief Executive Officer
Energy 11 GP, LLC

Consolidated Condensed Balance Sheets
(Unaudited)

	September 30, 2017	December 31, 2016
Assets
Cash	$44,873	$86,800,596
Other current assets	5,594,125	12,756,517
Oil and natural gas properties, net of accumulated depreciation	324,040,087	151,554,972

Total Assets	$329,679,085	$251,112,085

Liabilities and Partners’ Equity
Note payable	$6,007,356	$-
Other current liabilities	4,245,822	2,622,400
Asset retirement obligations	1,214,048	70,623

Total Liabilities	11,467,226	2,693,023

Limited partners’ interest	318,213,586	248,420,789
General partners’ interest	(1,727)	(1,727)

Total Partners’ Equity	318,211,859	248,419,062

Total Liabilities and Partners’ Equity	$329,679,085	$251,112,085

 Consolidated Condensed Statements of Operations
(Unaudited)

	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016

Oil, natural gas and natural gas liquids revenues	$9,717,996	$5,434,047	$30,068,002	$15,285,257
Operating costs and expenses	3,981,724	2,301,516	11,280,040	5,741,078
General and administrative expenses	290,094	278,304	1,123,992	1,868,167
Depreciation, depletion, amortization and accretion	4,058,852	2,426,415	11,295,441	7,519,677
Operating income	1,387,326	427,812	6,368,529	156,335
Interest expense, net	(106,767)	(1,938,958)	(480,495)	(6,119,320)
Net income (loss)	$1,280,559	$(1,511,146)	$5,888,034	$(5,962,985)

Basic and diluted net income (loss) per common unit	$0.07	$(0.20)	$0.33	$(0.96)
Weighted average common units outstanding - basic and diluted	18,973,474	7,686,687	17,822,804	6,210,346

Earnings before Interest, Income Taxes, Depreciation, Depletion, Amortization and Exploration Expenses (EBITDAX)
(Unaudited)

	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Net income (loss)	$1,280,559	$(1,511,146)	$5,888,034	$(5,962,985)
Interest expense, net	106,767	1,938,958	480,495	6,119,320
Depreciation, depletion, amortization and accretion	4,058,852	2,426,415	11,295,441	7,519,677
Exploration expenses	-	-	-	-
EBITDAX	$5,446,178	$2,854,227	$17,663,970	$7,676,012

Note

The Consolidated Balance Sheets, Consolidated Statements of Operations and corresponding footnotes, along with the EBITDAX table, can be found in the Partnership’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017.

Supplemental Non-GAAP Measure

The Partnership uses “EBITDAX”, defined as Earnings before Interest, Income Taxes, Depreciation, Depletion, Amortization and Exploration Expenses, as a key supplemental measure of its operating performance. This non-GAAP financial measure should be considered along with, but not as an alternative to, net income (loss), operating income (loss), cash flow from operating activities or other measures of financial performance presented in accordance with GAAP. EBITDAX is not necessarily indicative of funds available to fund the Partnership’s cash needs, including its ability to make cash distributions. Although EBITDAX, as calculated by the Partnership, may not be comparable to EBITDAX as reported by other companies that do not define such term exactly as the Partnership defines such term, the Partnership believes this supplemental measure is useful to investors when comparing the Partnership’s results between periods and with other energy companies.

The Partnership believes that the presentation of EBITDAX is important to provide investors with additional information (i) to provide an important supplemental indicator of the operational performance of the Partnership’s business without regard to financing methods and capital structure, and (ii) to measure the operational performance of the Partnership’s operators.

Forward-Looking Statements

Certain statements contained in this letter other than historical facts may be considered forward-looking statements. These forward-looking statements are predictions and generally can be identified by use of statements that include phrases such as “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “foresee,” “looking ahead,” “is confident,” “should be,” “will,” “predicted,” “likely” or other words or phrases of similar import. Such statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of Energy 11 to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the ability of Energy 11 to implement its operating strategy; Energy 11’s ability to manage planned growth; changes in economic cycles, and competition within the oil and gas industry. Although Energy 11 believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore there can be no assurance that such statements included in this letter will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by Energy 11 or any other person that the results or conditions described in such statements or the objectives and plans of Energy 11 will be achieved. Certain factors that could cause actual results to differ materially from these forward-looking statements are listed from time to time in Energy 11’s SEC reports, including, but not limited to, in the section entitled “Item 1A. Risk Factors” in the Annual Report on Form 10-K filed by Energy 11 with the SEC on March 3, 2017. Any forward-looking statement speaks only as of the date of this letter and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.